National	Executive Office
Technical	24007 VenturaBoulevard
Systems, Inc.	Calabasas, California 91302
Tel: (818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for June 15, 2009 at 7:30 AM EDT

Contact:	Financial information:	Company information:
	Raffy Lorentzian	Aaron Cohen
	Chief Financial Officer	Vice-Chairman of the Board
	National Technical Systems	National Technical Systems
	818-591-0776	818-591-0776

NATIONAL TECHNICAL SYSTEMS ANNOUNCES

FISCAL 2010 FIRST QUARTER RESULTS

CALABASAS, CA (June 15, 2009)....National Technical Systems, Inc. (Nasdaq: NTSC) (NTS) today announced results for its fiscal 2010 first quarter ended April 30, 2009.

Total revenues for the quarter increased 8.0% to $28,692,000, compared to $26,560,000 for the same period in the prior year. Operating income for the quarter decreased 17.1% to $1,282,000 as compared to $1,547,000 for the same period in the prior year and net income for the quarter decreased 25.8% to $540,000 as compared to $728,000 for the same period in the prior year with corresponding diluted earnings per share of $0.06 in the current period compared to $0.08 for the same quarter in the prior year.

CEO William C. McGinnis commented, “Our quarter to quarter revenues increased as we continued to focus on gaining market share and investing in additional capabilities to provide product design, product development and product prototyping services as part of our overall integrated engineering services offering. Our revenues increased by $2,132,000 in the current quarter. Of this increase, $1,648,000 was from Elliott Laboratories which was acquired on June 6, 2008. New orders booked were up slightly on average compared to the same period last year. The aerospace, defense and telecom orders continue to show steady growth, slightly offset by the power, automotive and commercial orders which are showing a moderate decline.”

Mr. McGinnis also stated: “Our first quarter earnings were impacted by an increase in selling, general and administrative expenses, primarily due to an increase in our bad debt reserves resulting from current economic conditions as compared to a decrease in bad debt reserves in the same period in the prior year. Selling, general and administrative expenses also increased due to the investments we are making in enhancing our capabilities in product design, development and prototyping services and enhancing our internal processes. We have added engineering services business development talent and resources to our organization and we have begun the process of upgrading our enterprise software system. We see the development of the new capabilities within the integrated engineering service offering as a substantial growth opportunity, whereas the investment in upgrading our current enterprise software system should drive future operational efficiency and effectiveness. I’m encouraged by the increase in our revenues considering the challenging economic climate and we will continue to aggressively execute our strategy.”

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of integrated engineering services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially, including the results of the balance of fiscal year 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

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NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income

	Three Months Ended April 30,
	2009	2008

Net revenues	$28,692,000	$26,560,000
Cost of sales	21,286,000	19,808,000
Gross profit	7,406,000	6,752,000

Selling, general and administrative expense	6,093,000	5,173,000
Equity income from non-consolidated subsidiary	31,000	32,000
Operating income	1,282,000	1,547,000
Other income (expense):
Interest expense, net	(396,000)	(523,000)
Other (expense) income, net	(69,000)	201,000
Total other expense, net	(465,000)	(322,000)

Income before income taxes and noncontrolling interests	817,000	1,225,000
Income taxes	328,000	495,000

Income before noncontrolling interests	489,000	730,000
Loss attributable to noncontrolling interests	51,000	5,000

Income from continuing operations	540,000	735,000

Loss from discontinued operations, net of tax	—	(7,000)

Net income	$540,000	$728,000

Basic earnings per common share
Income from continuing operations	$0.06	$0.08
Income from discontinued operations	—	—
Net income	$0.06	$0.08

Diluted earnings per common share
Income from continuing operations	$0.06	$0.08
Income from discontinued operations	—	—
Net income	$0.06	$0.08

Weighted average common shares outstanding	9,299,000	8,868,000
Dilutive effect of stock options and nonvested shares	152,000	581,000
Weighted average common shares outstanding,
assuming dilution	9,451,000	9,449,000